Exhibit 2.2

ASSET PURCHASE AGREEMENT

Between

POPE & TALBOT, INC.

POPE & TALBOT LTD.

And

PT PINDO DELI PULP and PAPER MILLS

Dated as of February 5, 2008

EXHIBITS

1.01(a)	Form of Bill of Sale

1.01(b)	Form of Omnibus Assignment of Lease

1.01(c)	Seller’s Knowledge

2.04	Form of Deposit Escrow Agreement

6.01	Employees

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2008, between Pope & Talbot, Inc. a corporation organized under the laws of the state of Delaware, to the extent that it is a counter-party to any of the Assigned Contracts, and Pope & Talbot Ltd. a corporation organized under the federal laws of Canada (collectively, the “Seller”), and PT Pindo Deli Pulp and Paper Mills, an Indonesian corporation (the “Purchaser”).

RECITALS

WHEREAS:

A.	The Seller is engaged in the business of timber forestry operations and the manufacture at the Mill and sale of dimension lumber and boards, sawdust, chips and other related products (the “Business”);

B.	On October 29, 2007, the Seller commenced proceedings (the “Canadian Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “Ontario Court”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the Initial Order of the Ontario Court, dated October 29, 2007, and, on November 19, 2007, the Seller and certain Affiliates filed voluntary cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to chapter 11 of title 11, United States Code (the “Bankruptcy Code”);

C.	On November 21, 2007, the Supreme Court of British Columbia (the "Canadian Court") made an order recognizing and accepting the request of the Ontario Court to transfer the Canadian Proceedings from the Ontario Court, and assuming primary jurisdiction of the Canadian Proceedings and continuing same in the Canadian Court;

D.	The Seller wishes to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Seller, the Purchased Assets and, in connection therewith, the Purchaser is willing to assume all of the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the Preamble.

“Allocation” has the meaning given to it in Section 2.04.

“Ancillary Agreements” means the Bill of Sale, the Omnibus Assignment of Lease, the Deposit Escrow Agreement and such other documents or instruments of transfer and conveyance as the Seller or Purchaser may deem necessary, including without limitation one or more assignments of Assigned Contracts, Permits and Licenses and Timber Tenures, each in form and substance reasonably acceptable to the Purchaser and the Seller, the terms of which shall be fully consistent with this Agreement.

“Assigned Contract” means any Material Contract that is not deemed an Excluded Asset by operation of Section 2.01(b)(xi) or excluded pursuant to Section 5.01(b).

“Assumed Liabilities” has the meaning given to it in Section 2.02(a).

“Bankruptcy Code” has the meaning given to it in the Recitals.

“Bankruptcy Court” has the meaning given to it in the Recitals.

“Bill of Sale” means the Bill of Sale and Instrument of Assignment of Assets and Assumption of Liabilities to be executed by the Seller at the Closing, substantially in the form of Exhibit 1.01(a).

“Business” has the meaning given to it in the Recitals

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Vancouver, British Columbia.

“Canadian Court” has the meaning given to it in the Recitals.

“Canadian Transaction Approval and Vesting Order” has the meaning given to it in Section 2.09.

“Chapter 11 Cases” has the meaning given to it in the Recitals.

“Closing” has the meaning given to it in Section 2.06.

“Closing Date” has the meaning given to it in Section 2.06.

“Collective Bargaining Agreement” means the collective bargaining agreement listed in Section 6.03 of the Disclosure Schedule.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” has the meaning given to it in Section 5.04.

“Contracts” means any arrangement, note, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes, including PST and GST.

“Cure Costs” has the meaning given to it in Section 5.01(c).

“Deposit Escrow Agreement” means the Deposit Escrow Agreement to be entered into among the Seller, Purchaser and Escrow Agent, attached hereto as Exhibit 2.04.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof delivered by the Seller to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Employee Liabilities” has the meaning set out in Section 2.02(a)(v).

“Employee Plans” has the meaning given to it in Section 3.10(a) and includes any multi-employer pension plans referred to in any of the Collective Bargaining Agreement.

“Employees” mean employees of the Seller who provide services primarily related to the Business, including any Union Employees.

“Environmental Law” means any federal, provincial, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental

Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing, including any and all Liabilities (whether arising under Environmental Laws in effect at Closing or thereafter, Environmental Permits, common law, Contracts or otherwise in any manner whatsoever, whether known or unknown on the Closing Date) arising out of, relating to or resulting from:

(i) the presence in, on, at or under, or the Release to, at or from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder and Releases therefrom into the air, of any Hazardous Materials, whether before or after the Closing;

(ii) the presence of any Hazardous Materials in, on, at or under any land, sediments, water, groundwater or any other location whatsoever where such Hazardous Materials originated whether before or after the Closing from any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder; and

(iii) any other circumstance, condition, matter, occurrence, issue, event or requirement relating to the environment (which includes any building, structure, fixture, improvement or equipment on or forming part of any of the Purchased Assets), health or safety that exists in, on, at or under any of the Owned Real Property, any of the Leased Real Property or any area used pursuant to the Permits and Licenses (including the Timber Tenures), including all soil, sediments, water, groundwater, buildings, structures, fixtures, improvements and equipment thereon or thereunder that is or was caused (directly or indirectly) by, or arises from or relates to, the operation of the Business or the Purchased Assets, whether before or after the Closing.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“Escrow Agent” has the meaning given to it in the Deposit Escrow Agreement.

“Escrowed Closing Funds” has the meaning given to it in Section 2.09.

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Business” means any business conducted by the Seller other than the Business.

“Excluded Liabilities” has the meaning given to it in Section 2.02(b).

“Excluded Taxes” means all Taxes relating to the Purchased Assets or the Business for any Pre-Closing Period, including without limitation Taxes payable on the income of the Seller, other than Taxes the liability for which would constitute a Permitted Encumbrance. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Financial Advisor” means Rothschild Inc.

“Forestry Liabilities” means all silviculture, reforestation, road deactivation and road reclamation Liabilities and other post-harvest obligations associated with the Timber Tenures that relate to attaining the applicable reforestation or road deactivation standards for any harvested tracts or roads, including conducting surveys of harvested blocks, re-surveying blocks that meet conditionally satisfactory reforested levels, deactivation and site reclamation of road rights of way and re-treating harvested blocks that had been deemed not to meet the reforestation standards.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST” means goods and services taxes payable under Part IX of the Excise Tax Act (Canada) and any reference to a specific provision of Part IX of the Excise Tax Act (Canada) shall include any successor to that provision having the same or similar effect.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“ICA” means the Investment Canada Act.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“Inventories” means all inventory, merchandise, spare parts, finished goods, work in progress, raw materials and other personal property primarily related to the Business and maintained, held or stored by or for any of the Seller in connection with the Business, as of the Closing Date, and any prepaid deposits for any of the same, including VMI/Reloads.

“Land Title Office” means the lower mainland land title office located in New Westminster, British Columbia.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property listed on Section 2.01(a)(i)(B) of the Disclosure Schedule, together with, to the extent leased by the Seller primarily in connection with the operations of the Business, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of Seller used primarily in the Business attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“LFPLLP” means Lignum Forest Products LLP.

“Liens” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, hypothecation, or claim of any kind or nature whatsoever in respect of any property, other than any license of Intellectual Property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Personal Property Security Act (British Columbia) or any comparable Law.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Business that is materially adverse to the results of operations or the financial condition of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally, or in the regions in which the Business operates, affect the industries in which the Business operates (including legal and regulatory changes); (b) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally; (c) events, circumstances, changes or effects relating to foreign currency exchange rate fluctuations; (d) changes arising from the consummation of the Transactions, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services;

(e) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor; (f) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser; (g) any action taken by the Seller or any Affiliates within the Chapter 11 Cases, or by the Seller, any Affiliates, or any court-appointed officer within the Canadian Proceedings in respect of the assets and business not included in the Business, and any event, circumstance, change or effect arising by reason only of the mere filing of the Chapter 11 Cases or commencement of the Canadian Proceedings; and (h) changes caused by acts of war, armed hostilities or terrorism or any escalation or worsening of current conditions caused by such acts of war, armed hostilities or terrorism (whether or not declared) occurring after the date hereof.

“Material Contracts” has the meaning given to it in Section 3.12(a).

“Mechanics Liens” means mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation).

“Mill” means the manufacturing facilities operated by the Seller situated on lands at or about Fort St. James, British Columbia, which lands are included among the Owned Real Property and Leased Real Property.

“Offering Memorandum” has the meaning given to it in Section 3.16.

“Omnibus Assignment of Lease” means the Omnibus Assignment of Lease to be executed by the Seller at the Closing with respect to all parcels of Leased Real Property , substantially in the form of Exhibit 1.01(b).

“Owned Real Property” means the real property listed on Section 2.01(a)(i)(A) of the Disclosure Schedule and all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, and items of personal property of the Seller, as applicable, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits and Licenses” has the meaning given to it in Section 2.01(a)(viii).

“Permitted and Licensed Crown Lands” means lands owned by Her Majesty the Queen in Right of the Province of British Columbia in respect of which Seller has Permits and Licenses.

“Permitted Encumbrances” means: (a) statutory Liens for current Property Taxes not yet due or delinquent (or which may be paid without interest or penalties) and that are subject to pro-ration pursuant to Section 5.14; (b) Mechanics’ Liens; (c) zoning, landmarking, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the occupancy or present use of the Purchased Assets; (d) all covenants, conditions, restrictions, easements, rights-of-way, licenses and other similar interests in land (excluding, for greater certainty, as of the Closing, any mortgages, assignment of rents or any other financial charges) that were registered against title to the applicable real property prior to February 1, 2008 (Vancouver time); (e) the exceptions to title set out in subsection 23(2) of the Land Title Act (British Columbia); (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the current use, occupancy or value of such real property.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity.

“Personal Information” means any personal information protected by any applicable Laws governing privacy matters and the protection of personal information.

“Portland Premises” means the leased office premises located at 1500 S.W. First Avenue, Portland, Oregon.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by the Seller to the extent relating to the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

“PST” means the social services tax under the Social Services Tax Act (British Columbia).

“PTI” has the meaning given to it in the Preamble.

“Purchase Price” has the meaning given to it in Section 2.03(a).

“Purchase Price Bank Account” means a bank account in the United States to be designated by PTI in a written notice to the Purchaser and Escrow Agent at least two Business Days before the Closing.

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Purchaser’s Counsel” means McCarthy Tétrault LLP.

“Purchaser’s Deposit” has the meaning given to it in Section 2.05(a).

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” has the meaning prescribed in any applicable Environmental Law, and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage and placement.

“Representatives” means, with respect to a particular Person, any director or officer or other designated representative of such Person, including such Person’s attorneys and advisors, including financial advisors.

“Retained Names and Marks” means the names “Pope & Talbot” and “P&T”, together with all variations and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing.

“SEC Reports” means any forms, reports, statements, schedules and other documents required to be filed by the Seller with the SEC since January 1, 2005.

“Seller’s Canadian Counsel” means Borden Ladner Gervais LLP, Vancouver, British Columbia.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Exhibit 1.01(c) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Seller’s Counsel” means Shearman & Sterling LLP, New York, New York.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax” or “Taxes” means any and all taxes of any kind, including without limitation, GST, PST, all employee source deductions required by law and remittances owing pursuant to the Workers Compensation Act (British Columbia) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Documents” has the meaning given to it in Section 5.08.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Termination Date” has the meaning given to it in Section 5.05(b).

“Timber Tenures” means the rights of the Seller to harvest timber from lands owned by the Province of British Columbia, including without limitation Forest License A77955.

“Timber Tenure Cure Costs” means, in respect of any Timber Tenure, any money that: (a) is required to be paid to the applicable Governmental Authority under the circumstances set out in section 130(1.1) of the Forest Act; (b) is due and payable to such Governmental Authority; and (c) has not been paid to such Governmental Authority.

“Transaction Approval Orders” means, collectively, the orders entered by each of the Bankruptcy Court and the Canadian Court, authorizing the Seller to enter into this Agreement and to consummate the transactions and, on Closing, vesting in the Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, save and except for Permitted Encumbrances other than Mechanic’s Liens, both of which orders shall be in form and substance reasonably acceptable to the Purchaser and the Seller.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employee” has the meaning given to it in Section 6.01.

“Union Employees” means employees of a Seller who are subject to a Collective Bargaining Agreement and who ordinarily report to work at any of the Mill.

“VMI/Reloads” means all Inventories that are vendor-managed inventories, which are maintained, held or stored by the Seller’s customers or third party warehouses on behalf of the Seller.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and in any case where a reference is made to a Seller such reference shall apply to both Pope & Talbot, Inc. and Pope & Talbot Ltd., unless the context demands otherwise;

(g) references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all assets and rights of the Seller that are used in or held for use in the Business as a going concern (the “Purchased Assets”), free and clear of all Liens, except Permitted Encumbrances other than Mechanic’s Liens, including:

(i) the Owned Real Property and all of the Seller’s right, title and interest in and to the Leased Real Property;

(ii) the Timber Tenures;

(iii) all tangible personal property owned by the Seller and used primarily in the conduct of the Business, including equipment, machinery, trucks, cars, other vehicles, rolling stock and marine vessels;

(iv) the Inventories;

(v) the books of account, general, financial, Tax (other than income tax) and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, solely associated with or solely employed by the Seller in the conduct of the Business;

(vi) the goodwill of the Seller to the extent relating to the Business;

(vii) all of the Seller’s right, title and interest in and to the Assigned Contracts (to the extent that such Contracts are transferable);

(viii) all of the Seller’s right, title and interest in and to the municipal, provincial and federal franchises, permits, licenses, agreements, waivers and authorizations, including Environmental Permits, held or used by the Seller solely in connection with the Business (collectively, the “Permits and Licenses”);

(ix) the sales and promotional literature, customer lists and other sales-related materials of the Seller related to the Business; and

(x) subject to the provisions of Section 2.01(b), all of the Seller’s right, title and interest in and to (A) all other real and personal property (tangible and intangible) that is used primarily in connection with the Business, (B) to the extent transferable and only to the extent related to the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by the Seller on the purchase or other acquisition of the Purchased Assets, and (C) any rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, or rights of setoff, other than against Seller or any Affiliates, arising out of or relating to any of the Purchased Assets.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right, title and interest in and to any of the following assets (the “Excluded Assets”):

(i) any right, property or asset that is listed or described in Section 2.01(b)(i) of the Disclosure Schedule;

(ii) the Purchase Price Bank Account;

(iii) all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller or any Affiliates;

(iv) any rights to Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(v) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller, as well as any other records or materials relating to the Seller generally, and not involving or directly related to the Purchased Assets or the operations of the Business;

(vi) all of the Seller’s right, title and interest in and to the Retained Names and Marks;

(vii) all rights of the Seller under this Agreement and the Ancillary Agreements;

(viii) Tax Returns of the Seller, other than those relating solely to the Purchased Assets or the Business, except that income tax returns and documents and records related to such income tax returns (whether or not relating solely to the Purchased Assets or the Business) shall be Excluded Assets;

(ix) all current and prior insurance policies of the Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(x) any rights, demands, claims, actions, including, without limitation, causes of action constituting avoidance actions or other claims of Sellers’ estates under chapter 5 of the Bankruptcy Code;

(xi) any Material Contract and rights thereunder which the Bankruptcy Court or Canadian Court has determined shall not be assigned to the Purchaser;

(xii) any assets relating to the Employee Plans;

(xiii) any assets primarily used by the Seller or any Affiliates in the conduct of any Excluded Business;

(xiv) all personal property (tangible and intangible) located at the Portland Premises that is used primarily in the conduct of any Excluded Business; and

(xv) the Seller’s interest in LFPLLP, including any Contracts with LFPLLP and rights thereunder.

SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, and except as provided Section 2.02(b) below hereof, the Purchaser shall, by executing and delivering, at the Closing, the Bill of Sale, assume, and agree to pay, perform and discharge when due, the following Liabilities (the “Assumed Liabilities”):

(i) all Liabilities set forth in Section 2.02(a)(i) of the Disclosure Schedule;

(ii) all Cure Costs in accordance with Section 5.01;

(iii) all Liabilities in respect of Permits and Licenses, including all Forestry Liabilities;

(iv) all Liabilities for product warranty service claims relating to products of the Business and all Product Liabilities;

(v) all Liabilities in respect of the Transferred Employees, including those arising in connection with these Transactions (including Liabilities under the Employee Plans that are incurred as a result of a separation from employment from the Seller), and all Liabilities in respect of accrued vacation (banked and supplemental, including vacation pay on vacation pay), overtime entitlement, sick leave, severance in lieu of notice, workers’ compensation claims and insurance claims (“Employee Liabilities”);

(vi) all Liabilities of the Seller under the Permitted Encumbrances except for Mechanics Liens;

(vii) all Environmental Liabilities related to the Business, the Purchased Assets, the Seller (to the extent related to the Business), the Owned Real Property and the Leased Real Property, and any other real property the Seller uses, or has the right to use, in connection with the Business where such real property or such right to use such real property is a Purchased Asset, including any area used pursuant to the Permits and Licenses (including the Timber Tenures);

(viii) all Taxes relating to the Purchased Assets or the Business other than Excluded Taxes; and

(ix) all other Liabilities arising in connection with the ownership, operation, and use of the Purchased Assets from and after the Closing Date.

(b) With the exception only of Assumed Liabilities, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any Liabilities (the “Excluded Liabilities”), including any of the following Liabilities:

(i) all Excluded Taxes;

(ii) all Liabilities relating to or arising out of the Excluded Assets; and

(iii) the Seller’s obligations under this Agreement;

SECTION 2.03 Purchase Price. (a) The aggregate purchase price for the Purchased Assets shall be $6,000,000, as adjusted pursuant to section Section 2.03(b) plus the aggregate amount of the Employee Liabilities (to a maximum amount of $1,500,000) and the Forestry Liabilities, the Timber Tenure Cure Costs and the Cure Costs (to a maximum amount of $8,000,000) which shall be paid in cash (the “Purchase Price”).

(b) If the value of the Inventory on hand as of the Closing Date (valued at the lesser of value or cost) is less than $3,900,000, the Purchase Price will be reduced by the amount of such shortfall.

SECTION 2.04 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with a schedule to be agreed upon by Seller and Purchaser prior to the Closing Date (the “Allocation”). If the Seller and the Purchaser are unable to agree upon the Allocation by the Closing Date, the disputed items shall be resolved by an independent appraisal firm selected by the Seller and the Purchaser. Subject to the foregoing provisions of this Section 2.04, for all Tax purposes, the Purchaser and the Seller agree that the Transactions shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

SECTION 2.05 Purchaser’s Deposit. (a) The Seller hereby acknowledges receipt of a good faith deposit in the amount of $600,000 representing 10% of the cash portion of the Purchase Price (the “Purchaser’s Deposit”) by electronic transfer of immediately available good funds. The Purchaser’s Deposit shall be held in escrow by the Escrow Agent in accordance with the terms of the Deposit Escrow Agreement.

(b) Without limiting the rights of the parties hereunder, and subject to terms of the Deposit Escrow Agreement: (i) if this Agreement is terminated by the Seller or the Purchaser for any of the reasons set forth in Section 8.01(a), (b), (d) or (e) hereof, then the Purchaser’s Deposit, plus any accrued interest thereon, shall be returned to the Purchaser; (ii) if this Agreement is terminated by the Seller for the reason set forth in Section 8.01(c), then the Seller shall be entitled to retain the Purchaser’s Deposit as liquidated damages, plus any accrued interest thereon; and (iii) at the Closing, the Purchaser shall cause the Escrow Agent to transfer to the Purchase Price Bank Account the Purchaser’s Deposit, plus any accrued interest thereon.

SECTION 2.06 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Seller’s Canadian Counsel, 1200 200 Burrard Street, Vancouver, British Columbia at 10:00 a.m. Vancouver time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).

SECTION 2.07 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) a true copy of each of the Transaction Approval Orders, as entered by the Bankruptcy Court and the Canadian Court, respectively;

(b) the Bill of Sale, the Omnibus Assignment of Lease, and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser, or to register or evidence such transfer on the public records, in each case duly executed by the Seller;

(c) executed counterparts of each Ancillary Agreement to which the Seller is a party (other than the Ancillary Agreements delivered pursuant to Section 2.07(b));

(d) a receipt for the cash portion of the Purchase Price;

(e) a certificate of residency of the Seller for the purposes of the Income Tax Act (Canada);

(f) executed counterparts of the GST election referred to in Section 5.09(b); and

(g) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 7.02(a).

SECTION 2.08 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(a)(i) the cash portion of the Purchase Price, less the Purchaser’s Deposit, by electronic transfer in immediately available funds; and (ii) in accordance with Section 2.05(b)(iii), the Purchaser’s Deposit, plus any accrued interest thereon, in each case, to the Purchase Price Bank Account;

(b) executed counterparts of the Bill of Sale, the Omnibus Assignment of Lease and such other instruments, in form and substance satisfactory to the Seller, as may be requested by the Seller, to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records;

(c) executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.08(b)) to which the Purchaser is a party;

(d) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a); and

(e) executed counterparts of the GST election referred to in Section 5.09(b).

SECTION 2.09 Registration of Transfers of Real Property. All closing documents shall be executed and placed into escrow at the offices of the Seller’s Canadian Counsel at 9:00 a.m. Vancouver time on the Business Day before the Closing Date, except an original court certified copy of the Transaction Approval Order issued by the Canadian Court (the “Canadian Transaction Approval and Vesting Order”), which will be placed into escrow at the offices of the Seller’s Canadian Counsel by 9:00 a.m. Vancouver time on the Business Day before the Closing Date, and except a Land Title Act (British Columbia) form 17 application, property transfer tax forms and sufficient funds to pay the property transfer tax for the Owned Real Property that is to be transferred to the Purchaser by the registration of the Canadian Transaction Approval and Vesting Order in the Land Title Office, which will be executed and placed into escrow at the offices of the Purchaser’s Counsel (with copies of the form 17 and the property transfer tax forms provided to the Seller’s Canadian Counsel) by 9:00 a.m. Vancouver time on the Business Day before the Closing Date. The Purchaser shall provide the monies referred to in Section 2.08(a) (the “Escrowed Closing Funds”) to the Purchaser’s Counsel in trust by the same deadline. The closing documents and Escrowed Closing Funds shall then be held in escrow until released as provided below:

(a) Upon all closing documents being escrowed and receipt by the Seller’s Counsel and the Seller’s Canadian Counsel of written confirmation from the Purchaser’s Counsel that it holds the Escrowed Closing Funds in trust, the Canadian Transaction Approval and Vesting Order shall be released to the Purchaser’s Counsel on trust conditions and undertakings of the Purchaser’s Counsel approved by the Seller’s Canadian Counsel and the Purchaser’s Counsel, both acting reasonably, and failing such agreement as arbitrated by an independent real estate solicitor qualified and actively practicing real estate law in Vancouver, British Columbia agreed to by the Seller’s Canadian Counsel and the Purchaser’s Counsel or, failing such agreement, appointed by the Canadian Court upon application of either the Purchaser or the Seller.

(b) Forthwith upon receipt by the Purchaser’s Counsel of the Canadian Transaction Approval and Vesting Order, and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled, the Purchaser shall cause the Purchaser’s Counsel to submit the Canadian Transaction Approval and Vesting Order with the form 17, the property transfer tax forms and payment of the property transfer tax for registration in the Land Title Office on the Closing Date. The undertakings of the Purchaser’s Counsel referred to in Section 2.09(a) shall include an undertaking from the Purchaser’s Counsel to the Seller and the Seller’s Canadian Counsel that if the Escrowed Closing Funds are not paid to the Seller on the Closing Date in accordance with Section 2.08(a), the Purchaser’s Counsel will, upon the written request of the Seller or the Seller’s Canadian Counsel, forthwith request that the registration of the Canadian Transaction Approval and Vesting Order be withdrawn and cancelled.

(c) Forthwith upon submitting the Canadian Transaction Approval and Vesting Order for registration in the Land Title Office on the Closing Date, the Purchaser will instruct the Purchaser’s Counsel to conduct post-filing land title searches of the Owned Real Property for which the Canadian Transaction Approval and Vesting Order has been deposited for registration, and if the post-filing land title searches of such Owned Real Property show pending numbers assigned to the Canadian Transaction Approval and Vesting Order free and clear of all Liens (other than Permitted Encumbrances except Mechanics Liens), the Purchaser shall instruct the Purchaser’s Counsel to provide written notification of same to the Seller’s Counsel and the Seller’s Canadian Counsel and provided at that time none of the conditions to Closing contained in Article VII that have not been waived remain unfulfilled the Purchaser shall cause the Purchaser’s Counsel to deliver to the Seller at the Closing the Escrowed Closing Funds in accordance with Section 2.08(a), and the closing documents held in escrow pursuant to this Section 2.09 shall be delivered at the Closing to the appropriate party.

(d) If the post-filing land title searches referred to in Section 2.09(c) are not received by the Closing Date or if such post-filing land title searches do not show pending numbers assigned to the Canadian Transaction Approval and Vesting Order free and clear of all Liens (other than Permitted Encumbrances except Mechanics Liens), or if at that time any of the conditions to Closing contained in Article VII that have not been waived are unfulfilled, then the Purchaser shall, upon the written request of the Seller’s Counsel or the Seller’s Canadian Counsel, forthwith cause the Purchaser’s Counsel to apply to the Land Title Office for withdrawal of the Canadian Transaction Approval and Vesting Order and execute and deliver to the Seller all instruments required to reconvey the Owned Real Property for which the Canadian Transaction Approval and Vesting Order was deposited for registration to the Seller, all without prejudice to any rights or remedies of the parties under this Agreement, and upon receipt by the Purchaser’s Counsel of the withdrawn Canadian Transaction Approval and Vesting Order and delivery of the Canadian Transaction Approval and Vesting Order to the Seller, the Purchaser’s Counsel shall be entitled to release the Escrowed Closing Funds to the

Purchaser, together with any and all interest earned thereon, and the remaining documents held by the solicitors shall be redelivered to the relevant maker or makers thereof for cancellation, without in any way impairing the rights and obligations of the parties to one another under this Agreement.

SECTION 2.10 Post-Closing Notification. Upon completion of the Closing, the Purchaser and Seller will confirm the completion in writing to the Minister of Forests of British Columbia within seven (7) days after the completion as required by section 54.2 of the Forest Act (British Columbia).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

Except as set forth in the SEC Reports, the Seller hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01 Organization, Authority and Qualification of the Seller. Except as a result of the commencement of the Chapter 11 Cases and the Canadian Proceedings, the Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and, subject to obtaining the approval of the Bankruptcy Court and Canadian Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing: (a) has resulted from the commencement or continuance of the Chapter 11 Cases or the Canadian Proceedings; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect. Subject to obtaining the Transaction Approval Orders from the Bankruptcy Court and Canadian Court, the execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the Transactions have been duly authorized by all requisite action on the part of the Seller and its stockholders, as the case may be. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court and Canadian Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall, constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 3.02 No Conflict. Subject to the approval of the Bankruptcy Court and the Canadian Court, and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not, except as set forth in Section 3.02 of the Disclosure Schedule: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles or bylaws (or similar organizational documents) of the Seller; (b) conflict with or violate any Law or Governmental Order applicable to any of the Seller; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, except to the extent that any such rights of termination, acceleration or cancellation are not enforceable due to operation of the Bankruptcy Code or CCAA, and except, in the case of clauses (b) and (c), as would not: (i) materially and adversely affect the ability of the Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise have a Material Adverse Effect.

SECTION 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except: (a) the approval of the Bankruptcy Court and the Canadian Court; (b) as described in Section 3.03 of the Disclosure Schedule, (c) compliance with and filing under the pre-merger notification and waiting period requirements of the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (d) any applicable requirements under the ICA; (e) any notices to proceed and other consents required under the Forest Act (British Columbia), including the notice to proceed under section 54.1 of the Forest Act (British Columbia); (f) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the Transactions, and would not have a Material Adverse Effect; or (f) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.04 INTENTIONALLY DELETED

SECTION 3.05 Litigation. Except for the Chapter 11 Cases and Canadian Proceedings, and any and all Actions arising therefrom or related thereto, and as set forth in Section 3.05 of the Disclosure Schedule, as of the date hereof there is no Action by or against the Seller and relating to the Business, pending before any Governmental Authority, that would: (a) adversely affect the ability of the Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (b) otherwise have a Material Adverse Effect.

SECTION 3.06 Compliance with Laws. Except as set forth in Section 3.06 of the Disclosure Schedule and as would not: (a) adversely affect the ability of the Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (b) otherwise have a Material Adverse Effect, the Seller has conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Business, and the Seller is not in violation of any such Law or Governmental Order.

SECTION 3.07 Environmental Matters. (a) Except as disclosed in Section 3.07 of the Disclosure Schedule or as would not have a Material Adverse Effect, to the Seller’s Knowledge: (i) the Seller, to the extent related solely to the Business, are in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all Environmental Permits; (ii) there are no written claims pursuant to any Environmental Law pending or threatened against the Seller to the extent relating solely to the Business; and (iii) the Seller has provided the Purchaser with copies of any and all third party environmental site assessments or environmental audits prepared within the last two years and in the Seller’s possession that relate to the Purchased Assets.

(b) The Purchaser acknowledges that: (i) the representations and warranties contained in this Section 3.07 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter; and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.08 Intellectual Property. Except as would otherwise have a Material Adverse Effect, Section 3.08 of the Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property.

SECTION 3.09 Real Property Interests. (a) Section 2.01(a)(i)(A) of the Disclosure Schedule lists the street address of each parcel of real property in which the Seller has fee title (or equivalent) interest, to the extent used in the conduct of the Business, other than any real property set forth in Section 2.01(b)(i) of the Disclosure Schedule. Except as would not have a Material Adverse Effect or except as described in Section 3.09(a) of the Disclosure Schedule, to the Seller’s Knowledge the Seller has title in fee simple to such parcel free and clear of all Liens, except Permitted Encumbrances.

(b) Section 2.01(a)(i)(B) of the Disclosure Schedule lists the street address of each parcel of real property leased or subleased by the Seller as tenant or subtenant, as the case may be, to the extent used in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property, other than any real property set forth in Section 2.01(b)(i) of the Disclosure Schedule or any real property leased or subleased pursuant to a lease set forth in Section 2.01(b)(i) of the Disclosure Schedule. The Seller has delivered to the Purchaser, copies of the leases in effect at the date hereof relating to the Leased Real Property, other than as would not have a Material Adverse Effect, and, except as set forth on Section 2.01(a)(i)(B) of the Disclosure Schedule, there has not been any sublease or assignment entered into by any of the Seller in respect of the leases relating to the Leased Real Property.

SECTION 3.10 Employee Benefit Matters.

(a) Employee Plans and Material Documents. Section 3.10(a) of the Disclosure Schedule lists: (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension (qualified, non-qualified, and registered), severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any Employee other than those provided generally by any Governmental Authority (such as Canada Pension Plan and Employment Insurance); and (ii) any material Contracts between the Seller or any Affiliates, and any Transferred Employee (collectively, the “Employee Plans”). Each Employee Plan is in writing, and the Seller has made available to the Purchaser a true and complete copy of each Employee Plan.

(b) Compliance. To the Seller’s Knowledge, each Employee Plan, other than any multi-employer pension plans, has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Seller has no Knowledge of any material default or violation by any party to, any Employee Plan. To the Knowledge of the Seller, no action is pending or threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action.

(c) INTENTIONALLY DELETED.

SECTION 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, to the Seller’s Knowledge, (a) all Tax Returns in respect of Taxes required to have been filed with respect to the Business or the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid, (c) the Seller has not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Business or the Purchased Assets, other than a proposed adjustment, deficiency or adjustment that has been satisfied by payment or settlement, or withdrawn, and (d) there are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances).

SECTION 3.12 Material Contracts. (a) Section 3.12(a) of the Disclosure Schedule lists the material Contracts of the Seller as of the date of this Agreement, but only to the extent such Contracts relate primarily to the Business and, except for being deemed an Excluded Asset by operation of Section 2.01(b)(xi) or excluded pursuant to Section 5.01(b), would be transferred to the Purchaser hereunder (such Contracts, including any additional Contracts identified by Seller after the date of this Agreement, being “Material Contracts”).

(b) Except as disclosed in 3.12(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the applicable Seller and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in 3.12(b) of the Disclosure Schedule, the Seller is not in breach of, or default under, any Material Contract to which any of them is a party, except for such breaches or defaults that would not have a Material Adverse Effect.

SECTION 3.13 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of the Financial Advisor.

SECTION 3.14 Sufficiency of Assets.

The Purchased Assets, together with all “Purchased Assets” as defined under the Asset Purchase Agreement among Pope & Talbot, Inc., Pope & Talbot Ltd., Pope & Talbot Pulp Sales U.S., Inc., Mackenzie Pulp Land Ltd., P&T Power Company and PT Pindo Deli Pulp and Paper Mills dated as of January 8, 2008 (as may be amended from time to time), include substantially all of the assets, rights, interests and properties of every nature and kind whatsoever: (a) used or held for use in the conduct of the Business; or (b) necessary for the Purchaser to conduct and operate the Business immediately after the Closing in all material respects as conducted and operated by the Seller immediately prior to the Closing.

SECTION 3.15 Timber Rights.

As of the date hereof and as of the Closing Date:

(a) PTL is the sole and exclusive licensee under the Timber Tenures, and true and complete copies thereof will be provided to the Purchaser by February 20, 2008, and PTL is listed in the records of Ministry of Forests as the holder thereof; each of the Timber Tenures is validly subsisting and in good standing, no notice of suspension or cancellation of any of the Timber Tenures is outstanding, and no rights of any of the Sellers under any of the Timber Tenures are under suspension, in whole or in part, under Section 76 or 78 of the Forest Act and, to the Knowledge of the Seller, no fact or event that has occurred and could reasonably be expected to result in any such suspension or cancellation;

(b) PTL has not received any notice or advice from any Governmental Authority indicating that the annual allowable cut of any Timber Tenure may be reduced, and, to the Knowledge of the Seller, there is no reason to believe that such a reduction may be forthcoming; and

(c) there are no contracts or agreements that commit the use or disposition of timber or logs harvested under any Timber Tenure.

SECTION 3.16 Disclaimer of the Seller

(A) THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS ARTICLE III AND EXCEPT FOR ANY WARRANTIES OF TITLE CONTAINED IN ANY DEED TO ANY OWNED REAL PROPERTY DELIVERED AT THE CLOSING, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR OTHER REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, AND (B) NONE OF THE SELLER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED AUGUST 2007 (THE “OFFERING MEMORANDUM”), AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02 No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the Competition Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, articles or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except: (a) compliance with and filing under the pre-merger notification and waiting period requirements of the Competition Act, and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction; (b) any applicable requirements under the ICA; or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

SECTION 4.04 Financing. The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the Transactions. Upon the consummation of such Transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.

SECTION 4.05 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.07 Independent Investigation; Seller’s Representations. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Article III and the schedules hereto). The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III and the schedules hereto, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to: (i) merchantability or fitness for any particular use or purpose; (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller; or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Offering Memorandum, and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Transactions.

SECTION 4.08 Investment Canada. Either the Purchaser or its assignee pursuant to Section 10.6 will not be a non-Canadian, as that term is defined in the ICA.

SECTION 4.09 GST and PST Registration Numbers. The Purchaser hereby represents that it is, or will be, duly registered for the purpose of the GST and PST prior to the Closing under the numbers that the Purchaser will provide to the Seller prior to the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Assumption of Assigned Contracts.

(a) At the time of Closing, and subject to the approval of the Bankruptcy Court and the Canadian Court, the Seller shall assume and then assign to the Purchaser, and the Purchaser shall assume from the Seller, all Assigned Contracts.

(b) At any time and from time to time on or before one (1) Business Day prior to the hearings to approve the Transaction Approval Orders, the Purchaser may, by written notice to Sellers, elect to exclude any one or more of the Assigned Contracts (including any lease pursuant to which the Leased Real Property is leased by a Seller) and the Permits and Licenses from the Transactions. Any Assigned Contract or Permit and License identified in such a notice (each, an “Excluded Contract”) shall no longer be an Assigned Contract or a Permit and License to be assigned to the Purchaser hereunder.

(c) As of the Closing, the Purchaser shall bear, and make provision for the payment of, the cure and reinstatement costs and expenses (collectively, the “Cure Costs”) of the Assigned Contracts and Permits and Licences that are transferred to the Purchaser, the costs and expenses relating to the assumption and assignment of the Assigned Contracts, and any costs or other payments payable to such counter-party in excess of the Cure Costs at the Closing. The Seller shall be responsible for the verification of all Cure Costs, including all administrative responsibilities associated therewith, and shall use its reasonable best efforts to establish the proper Cure Costs, if any, for each Assigned Contract, including the filing and prosecution of any and all appropriate proceedings in the Bankruptcy Court or the Canadian Court.

(d) Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Seller will not reject, without prior consent of the Purchaser, any Assigned Contract.

(e) From and after the Closing Date, the Purchaser shall be obligated to pay all amounts for services rendered and goods provided, in each case, from and after the Closing, under the Assigned Contracts in accordance with the terms and conditions of such Assigned Contracts.

SECTION 5.02 Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.02 of the Disclosure Schedule, between the date hereof and the Closing Date, and except as a result of the Chapter 11 Cases and Canadian Proceedings, the Seller, to the extent related solely to the Business and taking into account past practice, its current and projected financial condition and the condition of the markets in which the Business operates: (i) shall conduct its business in the ordinary course in all material respects; (ii) shall use its reasonable efforts to preserve intact in all material respects the business organization of the Business; and (iii) shall not:

(A) grant or announce any increase in the salaries, bonuses or other benefits payable by the Seller to any of the employees to be offered employment by the Purchaser pursuant to Section 6.01, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of the Seller;

(B) change any method of accounting or accounting practice or policy used by the Seller (as it relates to the Business), other than such changes required by GAAP;

(C) fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire; or

(D) agree to take any of the actions specified in this Section 5.02, except as contemplated by this Agreement and the Ancillary Agreements.

SECTION 5.03 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Seller (to the extent relating to the Business); and (b) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion: (i) cause significant competitive harm to the Business if the Transactions are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Sellers will provide the Purchaser with copies of all Material Contracts and Timber Tenures by February 20, 2008.

SECTION 5.04 Confidentiality. (a) The terms of the letter agreement dated as of August 29, 2007 (the “Confidentiality Agreement”) between PTI and the Purchaser are hereby incorporated herein by reference, and shall continue in full force and effect until the Closing, at which time the confidentiality and employee non-solicitation obligations of the Purchaser under the Confidentiality Agreement shall terminate; provided, however, that such obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) and those employees exclusively relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b) Nothing provided to the Purchaser pursuant to Section 5.03 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.03 or otherwise by PTI or any Representative (as defined in the Confidentiality Agreement) thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c) Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.05 Regulatory and Other Authorizations; Notices and Consents. (a) The Purchaser shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the Competition Act (the costs of which shall be payable by the Purchaser) with respect to the Transactions within Twenty (20) Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the Competition Act, and the Purchaser will promptly make all filings or notifications required under the ICA, if any. The Purchaser and Seller each agree that, during the term of this Agreement, it will not withdraw its filing under any applicable antitrust, competition or trade regulation law without the written consent of the other party. The Purchaser and Seller each agree that it will not enter into any timing agreement with any Governmental Authority without the written consent of the other party. The Seller shall not be required to pay any fees, applicable Taxes or other payments to any Governmental Authorities in order to obtain any authorization, notice to proceed, consent, order or approval including any made pursuant to the Competition Act or the Forest Act (British Columbia) in connection with the Transactions.

(b) Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.05(a), the Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to expeditiously close the Transactions as promptly as practicable, and in any event, no later than April 30, 2008 (the “Termination Date”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entry into such other arrangements as are required or advisable in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, the Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the Competition Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide the other parties with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

(d) The Purchaser shall not take any action, or enter into any transaction or any agreement to effect any transaction (including any merger or acquisition but not including transactions or agreements in the ordinary course of business), that would reasonably be expected to make it more difficult to: (i) obtain the expiration or termination of the waiting period under the Competition Act applicable to the purchase of the Purchased Assets contemplated by this Agreement, (ii) obtain the approval under any applicable antitrust, competition or trade regulation law, (iii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the completion of the Transactions, or (iv) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Transactions, in each case prior to the Termination Date.

SECTION 5.06 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser, including the delivery of any clearance certificate under section 99 of the Social Services Act (British Columbia).

SECTION 5.07 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

SECTION 5.08 Tax Cooperation and Exchange of Information. The parties hereto will provide the other parties with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of the parties will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.08. Each of the parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension)

for such Tax Returns. After such time, before any of the parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other parties shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other parties may select (at such other parties’ expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with 90 days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents and such Seller may then dispose of any such documents not removed by Purchaser. If it is not practical to give the other party the right to retain Tax Documents, the other party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.08 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.09 Conveyance Taxes. (a) The Purchaser agrees to assume liability for and to pay all Conveyance Taxes incurred as a result of the Transactions.

(b) GST. On the Closing Date the Purchaser and the Seller shall jointly elect under paragraph 167(1)(b) of the Excise Tax Act (Canada) in the prescribed form and containing the prescribed information to permit the Purchased Assets to be conveyed from the Seller to the Purchaser without GST being payable in respect of the sale and purchase of the Purchased Assets. The Purchaser and the Seller shall jointly complete the election form in respect of that election and the Purchaser will file the election form no later than the due date for the Purchaser’s GST return for the first reporting period in which GST would, in the absence of that election, become payable in connection with the Transactions and provide the Seller with a copy of the filed form. The Purchaser shall indemnify and hold harmless the Seller for any Taxes assessed against the Seller due to the Seller not collecting, as a result of entering into the election contemplated in this section with the Purchaser, any Taxes under the Excise Tax Act (Canada) in respect of the sale and the transfer of the Purchased Assets or because of the failure by the Purchaser to file the election as required by this Section 5.09(b).

(c) Social Services Tax. At the Closing, the Purchaser shall deliver to the Seller, and the Seller shall collect from the Purchaser, the amount of the PST imposed on the Purchaser with respect to the sale and purchase of the Purchased Assets under this Agreement, except where the Purchaser is required to pay such PST directly to a Governmental Authority in connection with the registration of the transfer of any of the Purchased Assets. The Seller shall remit the full amount of the PST collected from the Purchaser and file the appropriate return with the applicable Governmental Authorities. The Purchaser shall indemnify and hold harmless the Seller for any Taxes assessed against the Seller under the Social Services Tax Act (British Columbia) due to the failure of the Purchaser to deliver to the Seller any Taxes payable under the Social Services Tax Act (British Columbia) with respect to the sale and purchase of the Purchased Assets under this Agreement.

SECTION 5.10 Proration of Taxes and Certain Charges. (a) Except as provided in this Section 5.10, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date , whether imposed or assessed before or after the Closing Date, shall be prorated between the Seller and the Purchaser as of 12:01 a.m. Vancouver time on the Closing Date. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. Vancouver time on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if the Purchaser or the Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other parties their share of such payments.

(d) The prorations pursuant to this Section 5.10 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 5.11 Personal Information. In respect of any Personal Information contained in the books and records of the Seller that the Purchaser has had access to or acquires at Closing, the Purchaser will: (a) before the Closing, use the Personal Information solely for purposes relating to the Transactions and, if the Closing does not occur, return the Personal Information to the Seller; and (b) if the Closing does occur, then after the Closing: (i) use and disclose any such Personal Information only for necessary employment purposes in compliance with all applicable Laws; and (ii) to the extent required by applicable Laws, notify any Person whose Personal Information has been disclosed to the Purchaser through the books and records that the Transactions have taken place and that the Personal Information was disclosed to the Purchaser as a consequence of such Transactions.

SECTION 5.12 Waiver of Site Profile. The Purchaser waives any requirement under the Environmental Management Act (British Columbia) or any replacement legislation for the Seller to provide a site profile for any of the real property included in or in which any interest in which is included in any of the Purchased Assets.

SECTION 5.13 Vehicle Registration. Effective upon Closing, the Seller and Purchaser shall arrange for the transfer the registration of all registered trucks, cars, other vehicles and rolling stock included in the Purchased Assets into the Purchaser’s name. Purchaser shall not use such trucks, cars, other vehicles or rolling stock until such registrations have been so transferred.

SECTION 5.14 Transition Services. Following the Closing, the Seller and the Purchaser shall provide, or cause to be provided, certain services as may be agreed to between the Sellers and the Purchaser, as further set forth in a term sheet to be agreed by the Seller and the Purchaser on or before February 15, 2008 (or such other date as is agreed to by the parties, acting reasonably) and in a transition services agreement to be entered into by the Seller and the Purchaser as of the Closing and in form and substance satisfactory to the Purchaser and the Seller (the “Transition Services Agreement”).

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Offer of Employment. As of the Closing, and effective upon the Closing Date, the Purchaser shall offer employment to each of the Employees listed on Exhibit 6.01 who are, at the Closing Date, so employed in the operations of the Business. As used herein, “Transferred Employee” means each Employee who accepts such offer. The Seller will give notice to the Salaried Employees who accept the Purchaser’s offer of employment referred to in this Section 6.01 of the transfer of employment of those Salaried Employees to the Purchaser, and the Seller shall obtain the input and approval of the Purchaser regarding the form and content of such notice in advance of issuing it. The Seller shall not terminate the employment of any Salaried Employee who accepts the Purchaser’s offer of employment referred to in this Section 6.01 without the approval of the Purchaser.

SECTION 6.02 Employee Benefits. As of the Closing, and effective upon the Closing Date, each Transferred Employee shall cease active participation in the Employee Plans. As of the Closing, and effective upon the Closing Date, the Transferred Employees shall be covered by the employee benefit plans of the Purchaser. Each Transferred Employee shall receive credit for services with the Seller and its Affiliates and predecessors under the Purchaser’s employee benefit plans for purposes of eligibility, vesting and locking in; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.

SECTION 6.03 Collective Agreement. On the Closing Date, the Purchaser will be a successor employer in respect of, and will assume all Liabilities under and will become bound by, the Collective Bargaining Agreement listed in Section 6.03 of the Disclosure Schedule, including the obligation to continue the employment of the Employees under the

Collective Bargaining Agreement, and shall recognize the service of the Employees who are subject to the Collective Bargaining Agreement for all purposes, including, without limitation, all Employee Plans, vacation, service awards and safety awards, incentive awards and all post-Closing severance and termination obligations, as if they had been employed by the Purchaser since their individual dates of hire by the Seller or any predecessor of the Seller. As of the Closing, and effective upon the Closing Date, the Seller will terminate their participation in any health and welfare plans provided for in any of the Collective Bargaining Agreement and the Purchaser shall assume all obligations in respect of the employees under and become a participating member in any such health and welfare plans.

SECTION 6.04 Multi-Employer Pension Plans.

(a) As of the Closing Date, the Purchaser will become a participating employer in any multi-employer pension plans described in any of the Collective Bargaining Agreement. The Seller will remit all contributions to any such multi-employer pension plans in respect of employment of the Transferred Employees up to and including the day that is immediately prior to the Closing Date.

(b) The contributions will include all of the contributions that are due to be remitted on or prior to the day that is immediately prior to the Closing Date and contributions which have accrued up to such date whether or not actually due or scheduled to be remitted on or before that date. The Seller will also complete all other obligations under any multi-employer pension plans described in any of the Collective Bargaining Agreement in respect of such period including reporting obligations.

(c) As of the Closing Date, the Seller will cause the obligations of the Seller in respect of the employment of the Transferred Employees on and after the Closing Date and arising pursuant to any multi-employer pension plans described in any of the Collective Bargaining Agreement to be transferred to the Purchaser. The Purchaser will assume all obligations of the Seller in respect of the employment of the Transferred Employees on and after the Closing Date arising under the terms of any such multi-employer pension plans.

(d) The Seller will terminate its participation in any multi-employer pension plans described in any of the Collective Bargaining Agreement in respect of the Transferred Employees as of the Closing Date.

(e) As of the Closing Date, the Purchaser will take all necessary steps to become a participating employer in any of any multi-employer pension plans described in any of the Collective Bargaining Agreement.

(f) The Purchaser will indemnify and hold harmless the Seller from any and all claims in respect of the Transferred Employees arising from the contributions payable to and other obligations of the Purchaser in respect of any multi-employer pension plans described in any of the Collective Bargaining Agreement in respect of the employment of the Transferred Employees on and after the Closing Date.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transactions shall be subject to the fulfillment or written waiver by the Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, and (B) that are qualified as to “materiality”, shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the Competition Act or the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, and any approvals and filings required prior to Closing under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement, the absence of which would reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made, and, if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) Forest Act. The Seller shall have received all notices to proceed and other consents required under the Forest Act (British Columbia) for the transfer of the Purchased Assets to the Purchaser, including a notice to proceed for the transfer of the Timber Tenures to the Purchaser issued by the Minister of Forests and Range pursuant to section 54(2)(e) of the Forest Act (British Columbia);

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(e) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order neither of which shall be subject to a stay by any court of competent jurisdiction.

SECTION 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the Competition Act or the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated, and any approvals and filings required prior to Closing under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement, the absence of which would reasonably be expected to (i) have a Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made, and, if the Transactions are reviewable under the ICA, the minister designated in accordance with the ICA and the applicable order in council shall be satisfied that the Transactions are likely to be of net benefit to Canada or such minister shall be deemed to be satisfied that the Transactions are likely to be of net benefit to Canada;

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d) Forest Act.

(i) The Purchaser shall have received all notices to proceed and other consents required under the Forest Act (British Columbia) for the transfer of the Purchased Assets to the Purchaser, including a notice to proceed for the transfer of the Timber Tenures to the Purchaser issued by the Minister of Forests and Range pursuant to section 54(2)(e) of the Forest Act (British Columbia);

(ii) the Minister of Forests and Range has entered into an agreement with the Purchaser in a form acceptable to the revenue minister (as that term is used in Section 54(2) of the Forest Act) in a form acceptable to the Purchaser, acting reasonably, making arrangement for the payment of the Timber Tenure Cure Costs pursuant to Section 54(2)(b)(iv) of the Forest Act; and

(iii) no rights of any of the Sellers under any of the Timber Tenures are under suspension, in whole or in part, under Sections 76 or 78 of the Forest Act;

(e) Transaction Approval Orders. The Bankruptcy Court and the Canadian Court shall each have entered a Transaction Approval Order neither of which order shall be subject to a stay or appeal by any court of competent jurisdiction;

(f) Permits. All Permits and Licenses included in the Purchased Assets shall have been transferred to the Purchaser or, if any Permit or License is not transferable, a replacement Permit or License, on substantially similar terms, shall have been issued to the Purchaser;

(g) Additions to Disclosure Schedules. All material disclosed in the Disclosure Schedules from the time of execution of this Agreement until the Closing Date by the Seller is acceptable to the Purchaser, acting reasonably;

(h) Employee Liabilities/Forestry Liabilities and Timber Tenure Cure Costs. The Employee Liabilities are not more than $1,500,000 and the Forestry Liabilities, Timber Tenure Cure Costs and Cure Costs are not, in the aggregate, more than $8,000,000.

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Seller or the Purchaser if: (i) the Transaction Approval Orders have not been entered by the Bankruptcy Court and Canadian Court on or prior to the Termination Date; or (ii) the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable;

(c) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties;

(d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured as of the Closing, as the same may be extended by mutual written agreement of the parties; or

(e) by the written consent of each of the Seller and the Purchaser.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in Section 2.05(b), Section 5.04 and Article X; and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 9.01 Non-Survival of Representations and Warranties. The representations, warranties and covenants (other than covenants that, by their terms, survive the Closing or termination) in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 8.01, and, following the Closing or the termination of this Agreement, as the case may be, no party shall make any claim whatsoever for any breach of any representation, warranty or covenant hereunder, subject to Section 8.02.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Seller:

c/o Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

USA

Telecopy: (503) 220-2758

Attention: R. Neil Stuart, Chief Financial Officer

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

USA

Telecopy: (212) 848-7179

Attention: Fredric Sosnick Christa A. D’Alimonte

(b)	if to the Purchaser:

PT Pindo Deli Pulp and Paper Mills

Plaza BII, Tower II, 7th Floor

Jolan M.L. Thamrin No. 51

Jakarta 10350

Republic of Indonesia

Telecopy: (62-21) 392 9001-3

Attention: Raymond Liu

with a copy to:

McCarthy Tétrault LLP

Barristers & Solicitors

P.O. Box 10424, Suite 1300

777 Dunsmuir Street

Vancouver, British Columbia

V7Y 1K2

Telecopy: (604) 643-7949

Attention: Jim Titerle

SECTION 10.03 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the other parties except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court, Canadian Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of each Seller or the Purchaser), as the case may be. Notwithstanding the foregoing, the Seller acknowledges that Purchaser may be assigning its rights hereunder to a new British Columbia or Canadian incorporated affiliate. Such assignment shall not relieve the Purchaser of its obligations hereunder.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08 Waiver. Any party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the agreements of the other parties or conditions to such other parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.02 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

SECTION 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POPE & TALBOT, INC.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ R. Neil Stuart
	Name:	R. Neil Stuart
	Title:	Vice President and Chief Financial Officer

PT PINDO DELI PULP AND PAPER MILLS

By:	/s/ Raymond Liu
	Name:	Raymond Liu
Title:

DISCLOSURE SCHEDULE

TO

ASSET PURCHASE AGREEMENT

between

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

and

PT PINDO DELI PULP AND PAPER MILLS.

Dated as of February 5, 2008

DISCLOSURE SCHEDULE TO

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 5, 2008

This Disclosure Schedule (the “Disclosure Schedule”) has been prepared and delivered in connection with the Asset Purchase Agreement, dated as of February 5, 2008, (the “Agreement”), between Pope & Talbot, Inc. a corporation organized under the laws of the state of Delaware (“PTI”), to the extent that it is a counter-party to any of the Assigned Contracts, and Pope & Talbot Ltd. a corporation organized under the federal laws of Canada (“PTL”) (collectively, the “Seller”), and PT Pindo Deli Pulp and Paper Mills, an Indonesian corporation (the “Purchaser”).

Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement. When a reference is made in the Disclosure Schedule to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of the Agreement, unless otherwise indicated; provided that, notwithstanding anything to the contrary contained in the Disclosure Schedule or in the Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. Notwithstanding anything in the Agreement to the contrary, the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had a Material Adverse Effect.

This Disclosure Schedule and the information and disclosures contained herein are intended only to disclose those items required to be disclosed under the Agreement, and to qualify and limit the representations, warranties and covenants of the Seller contained in the Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Unless otherwise specified herein or in the Agreement, the information and disclosures contained in this Disclosure Schedule are made as of the date of signing of the Agreement.

Section 2.01(a)(i)

Purchase and Sale of Assets

(A)	Owned Real Property

Fort St. James Real Property

	PID	Legal Description	Street Address	Owner
1.	026-468-646	Lot A, District Lots 4749, 4750, 4751 and 4752, Range 5, Coast District, Plan BCP20449	300 Takla Rd., Fort St. James, B.C.	PTL

2.	009-215-441	Lot 4, District Lot 314, Range 5, Coast District Plan 7468	300 Takla Rd., Fort St. James, B.C.	PTL

(B)	Leased Real Property

Part 1 - Leases

Description	Street Address	Lessee

1.      Communication site license no. 703775 dated for reference the 15th day of June, 1999 between Her Majesty the Queen in right of the Province of British Columbia and Canadian Forest Products Ltd., as assigned by Canadian Forest Products Ltd. to PTL.*

	300 Takla Rd., Fort St. James, B.C.	PTL

2.      License of occupation no. 703635 dated for reference the 10th day of June, 1997 between Her Majesty the Queen in right of the Province of British Columbia and Canadian Forest Products Ltd., Takla Division – Woodlands, as assigned by Canadian Forest Products Ltd. to PTL.*

	300 Takla Rd., Fort St. James, B.C.	PTL

Part 2 – Subleases or Assignments of Leased Real Property

None.

Section 2.01(b)(i)

Excluded Assets

1.	The planermill building and equipment and outbuildings owned by Midway Forest Products, ULC at the Midway Mill.

2.	Petro Canada fueling facilities leased by PTL, including the cardlock at the Midway Mill.

3.	Wood chip purchase & sales agreement made effective the 1st day of October, 2000 between PTL and KPMG Inc., in its capacity as trustee of the estate of Stone Venepal (Celgar) Pulp Inc., in bankruptcy, as amended by first supplemental agreement to the Grand Forks and Midway wood chip purchase & sale agreements dated for reference September 15, 2004, as assigned by KPMG to 0706906 B.C. Ltd. by assumption agreement made as of the 14th day of February, 2005.

4.	Receivables under the bill of sale by PTL in favour of Midway Forest Products, ULC dated the 14th day of September, 2006.

5.	Security agreement by Midway Forest Products, ULC in favour of PTL dated the 14th day of September, 2006.

6.	Guarantee by Fox Lumber Sales, Inc. to PTL dated the 14th day of September, 2006.

7.	Lumber brokerage agreement made as of the 29th day of September, 2005 between PTLS and Lignum Forest Products LLP.

8.	The following inter-company agreements:

(a)	Factoring services agreement between PTI and P&T Factoring Limited Partnership.

(b)	Lumber sales representative agreement between PTI and PTL.

(c)	Management services agreement between PTI and PTL.

(d)	Promissory note dated as of April 5, 2004 between PTL and P&T Finance One Limited Partnership.

(e)	Promissory note dated as of April 5, 2004 between PTL and P&T Finance Two Limited Partnership.

(f)	Loan agreement originating on or around 3/1/2006 between PTL and P&T Finance Two Limited Partnership.

9.	The following major systems used by the Mills and related facilities are not resident at any such Mill or facility, and are Excluded Assets:

(a)	Lawson HR/payroll; salaried and staff.

(b)	Lawson Financials

•	General Ledger

•	Accounts Payable

•	Accounts Receivable

(c)	Lawson Purchasing (Midway)

(d)	Synergen (Fort St. James)

•	Purchasing

•	Stores Inventory

•	Maintenance

(e)	P&T custom systems (Lumber Sales and CanLogs acquisition systems)

•	Support licenses (Sybase, Powerbuilder)

•	Real time radio frequency shipping confirmation at Fort St. James Mill

(f)	Geac (Infor) Fixed Assets

(g)	Email – Lotus Notes

•	Server in Portland and shared

10.	All rights (including any documentation or correspondence and the like) relating to any legal privilege of the Seller relating to the Business.

11.	The facility used for the storage and/or unloading and reloading of wood products from transport trucks to rail cars for transport to another location, and located as or about Northport, Washington.

12.	License Agreement between PTL and SPL World Group, Inc. effective April 15, 2005, as amended December 23, 2005 and as further amended August 3, 2006.

13.	Manufactured Home (Reg. #55171), by #34, Willick Mfg. Home Park, located at or around Fort St. James.

14.	Equipment lease / rental agreement 06071550 of Wagner Log Loader commencing October 18, 2004 between Finning (Canada) – a division of Finning International Inc. and PTL, including subsequent modifications and assignments.

Section 2.02(a)(i)

Assumed Liabilities

None.

Section 3.02

No Conflict

1.	Those agreements and permits in respect of which the applicable law would not permit assignment without consent of the counterparty that are flagged with an asterisk or otherwise noted as such in Sections 2.01, 3.03 and 3.12 of this Disclosure Schedule.

2.	Any restrictions on assignment related to Permitted Encumbrances in respect of Owned Real Property and Leased Real Property.

3.	The Seller has granted to Ableco Finance LLC (as collateral agent under the Seller’s pre-petition secured credit agreement, dated as of June 28, 2006 as amended and as collateral agent under the Seller’s debtor-in-possession secured credit agreement, dated as of November 19, 2007) a security interest in substantially all of its assets, including without limitation, the Owned Real Property, the Leased Real Property and the Registered Transferred Intellectual Property. The Purchased Assets will be transferred to the Purchaser free and clear of such Liens pursuant to the Transaction Approval Orders.

Section 3.03

Governmental Consents and Approvals

Fort St. James

1.	Her Majesty the Queen in Right of the Province of British Columbia pursuant to the licenses listed in Section 2.01(a)(i)(B) of this Disclosure Schedule.

2.	British Columbia Ministry of Environment pursuant to section 17 of the Environmental Management Act (British Columbia) for the following permits:

(a)	Permit PA-02268 held by PTL, issued by September 6, 1973 by the Ministry of Environment under the provisions of the Environmental Management Act, as amended (last amendment September 22, 2006), with variance order effective until October 1, 2007 (variance order not renewed).

(b)	Permit PR-17995 issued July 18, 2007 to PTL by the Ministry of Environment under the provisions of the Environmental Management Act.

(c)	Permit PE-05355 issued September 23, 1998 to Canadian Forest Products Ltd. by the Ministry of Environment, Lands and Parks under the provisions of the Waste Management Act.

3.	British Columbia Ministry of Forests and Range pursuant to section 54 of the Forest Act (British Columbia) for Forest Licence A77955 issued April 22, 2005 to Canadian Forest Products Ltd., as amended and assigned to PTL by amendment no. 1 dated May 4, 2005, with associated road permits R00064, R01565, R01522, R02268, R03439, R03452, R03466, R06004, R06526, R07464, R07465, R07511, R07564, R07580, R10381, R11672, R15371, R12083, R12084, R12085, R12088, R12089 with associated cutting permits: 15, 344, A11, C10, C13, C28, D01, D10, D11, D13, E01, E16, H18, H19, H21, H23, H24, H25, H26, I02, J04, J05, J13, J14, J80, J90.

4.	British Columbia Ministry of Forests and Range pursuant to section 10 of the Provincial Forest Use Regulation (British Columbia) for special use permits S23339, S23382, S23659, S23748, S23879, S23895, S23940, S23969, S24132, S24455, S24456, S24457, S24501, S24500, S24571, S24600, S24647, S24650, S24648, S24649, S24685, S24686.

5.	Minister of Industry pursuant to section 11 of the Radiocommunication Regulations for radio licences 0126604, 0189952, 0189954, 0446774, 0498046, 0498047, 0499680, 0507400, 0507401, 0645633, 0862962, 3893494, 4023763, 4065282, 4907769, 4908795, 4908797, 4908799, 4908801, 4908803, 4908805, 4908807, 4908809, 4908811, 4993813 and one repeater and link channel on radio licence number 0006640: TX 153.0800 MHz Rx 158.6100 MHz Admin Fort St. James; and TX 412.8875 MHz Rx 417.8875 MHz Link to Blanchet.

6.	The following permits:

(a)	Permit no. 2731100 for handicapped lift unit no. 15395;

(b)	Electrical operating permit no. 3340389;

(c)	Gas operating permit nos. 2984381 and 2984345; and

(d)	Boiler and pressure vessel operating permits PV26P284, PV31P780, PV42P510, PV42P511, PV42P512, PV42P513, PV42P514, PV42P527, PV42P528, PV42P529, PV42P530, PV420531, PV42P532, PV42P533, PV42P534, PV42P536, PV42P537, PV7P1190, PV7P1397, PV7P1398, PV11P2208, PV21P6428, PV21P6429, PV31P1964, HW65205, HW65206, HW72736, PV42P1268.

7.	British Columbia Ministry of Water, Land and Air Protection pursuant to section 16 of the Environmental Management Act (British Columbia) for the following permits:

(a)	Permit PE-00344 held by PTL, issued May 19, 1979 by the British Columbia Ministry of Water, Land and Air Protection pursuant to section 16 of the Environmental Management Act (British Columbia), as amended.

Section 3.05

Litigation

1.	K & D Logging Ltd. v. Pope & Talbot Ltd., Supreme Court of British Columbia, Vancouver Registry, action no. S077586. The statement of claim of lien with affidavit of lien was filed on November 9, 2007. The claim is under the Woodworker Lien Act for damages in the amount of $822,816.80.

2.	Newland Enterprises Ltd. v. Pope & Talbot Ltd., Supreme Court of British Columbia, Vancouver Registry, action no. S077587. The statement of claim of lien with affidavit of lien was filed on November 9, 2007. The claim is under the Woodworker Lien Act for damages in the amount of $1,104,475.10.

Section 3.06

Compliance with Laws

1.	The items disclosed in Sections 3.07 of this Disclosure Schedule.

Section 3.07

Environmental Matters

The items disclosed in the following documents:

Fort St. James

1.	Draft Phase I Environmental Site Assessment for PTL, Fort St. James Division, 300 Takla Road, Fort St. James, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006.

2.	Beehive burner non-compliance warning ticket dated March 28, 2002 to Canadian Forest Products Ltd. from Ministry of Water, Land and Air Protection.

3.	Letter dated September 13, 2004 from Technology Resource Inc. to PTI re: Environmental Due Diligence: Canfor Sawmill, Fort St. James, BC.

4.	Letter dated August 31, 2007 from Technology Resource Inc. to PTI re: Fort St. James Landfill Closure Estimate.

5.	Schedule “S” – Environmental Matters to Asset Purchase Agreement dated December 22, 2004 between Canadian Forest Products Ltd. and PTL for Fort St. James Sawmill Division.

6.	Stage 2 Preliminary Site Investigation and File Review for Canfor Sawmill, Fort St. James, BC, prepared for PTI and Canadian Forest Products, Ltd. dated December 7, 2004.

7.	Letter dated November 24, 2006 from Wismer & Rawlings Electric Ltd. to PTL re: Annual Oil Sampling 2006.

Fort St. James and Midway

1.	PTI Corporate Environmental Compliance Report, Second Quarter, 2007, dated August 7, 2007.

2.	PTI Corporate Environmental Compliance Report, Third Quarter, 2007, dated October 31, 2007.

3.	P&T Environmental Issues – Wood Products Facilities & Remediation Sites, dated September 20, 2007.

Section 3.08

Intellectual Property

None.

Section 3.09(a)

Real Property Interests

1.	The Seller has granted to Ableco Finance LLC (as collateral agent under the Seller’s pre-petition secured credit agreement, dated as of June 28, 2006 as amended and as collateral agent under the Seller’s debtor-in-possession secured credit agreement, dated as of November 19, 2007) a security interest in substantially all of its assets, including without limitation, the Owned Real Property, the Leased Real Property and the Registered Transferred Intellectual Property. The Purchased Assets will be transferred to the Purchaser free and clear of such Liens pursuant to the Transaction Approval Orders.

Section 3.10(a)

Employee Benefit Matters

Hourly Pension Plans

1.	IWA – Forest Industry Pension Plan, 2002.

Salaried Pension Plans

2.	PTL Pension Plan for Permanent Salaried Employees (as amended and restated effective January 1, 2004).

3.	PTL Salaried Employee Defined Contribution Plan.

Other Employee Benefit Plans

4.	BC Medical Services Plan Nos. 4057493 (Fort St. James Active Hourly), 6221014 (Salaried Early Retirees), 6244768 (Fort St. James Active Salaried).

5.	Gerber Life Insurance Company Nonparticipating Group Accident Policy No. BTA-05216 effective January 1, 2006, as amended by Amendment Nos. 1 to 4 held by PTI and subsidiaries.

6.	IWA – Forest Industry Long Term Disability Plan, 2004.

7.	Manulife Financial Certificate of Assumption, effective December 29, 2004, for Maritime Life Policy No. 961600 effective June 15, 2001 held by PTL; TWO COPIES

8.	Pacific Blue Cross Group Benefit Contract Index 09927 – Extended Health Care (37523) – Salaried Early Retirees, effective May 1, 1994, reissued January 1, 2004, held by PTL.

9.	Pacific Blue Cross Group Benefit Contract Index 09927 – Extended Health Care (005749) – Fort St. James Hourly Employees, effective October 1, 1972, reissued April 25, 2005, held by PTL.

10.	Pacific Blue Cross Group Benefit Contract Index 09927 – Dental (040800) – Fort St. James Hourly Employees, effective April 25, 2005, held by PTL.

11.	Pacific Blue Cross, British Columbia Life & Casualty Company Group Insurance Policy Index 09927 – Short Term Disability (040800) – Fort St. James Hourly Employees, effective April 25, 2005, held by PTL.

12.	Pacific Blue Cross Group Benefit Contract Index 09927 – Extended Health Care and Dental (040801) – Fort St. James Salaried Employees, effective April 25, 2005, held by PTL.

13.	PTL Weekly Indemnity for Salaried Canadian Employees Sickness and Disability Benefits.

14.	RBC Life Insurance Company Group Life Insurance Policy Non-Participating, Policy Number 332329 004 effective January 1, 2001, held by PTI.

15.	RBC Life Insurance Company Group Long Term Disability Insurance Policy Non-Participating, Policy Number 332329 002 effective June 1, 1987, revised by Amendment No. 5, held by PTI.

16.	RBC, Canadian Operations, Group Accidental Loss of Life, Limb or Sight Indemnity Policy Non-Participating, Policy No. 332329-005 effective January 1, 2001, held by PTI.

17.	RBC, Group Accident Insurance Policy Non-Participating, Policy No. GSR 16213 effective June 1, 1994, with Endorsement Nos. 2 to 6 held by PTL.

Section 3.11

Taxes

None.

Section 3.12(a)

Material Contracts

A.	Wood Purchase and Sales Agreements

Fort St. James

1.	Replaceable logging agreement dated for reference April 30, 2006 between PTL and K&D Logging Ltd.

2.	Non-replaceable log provision agreement dated for reference May 25, 2006 between PTL and K&D Logging Ltd., with revised Schedule C dated for reference June 1, 2007.

3.	Non-replaceable log provision agreement dated for reference May 25, 2006 between PTL and N&T Lakes Contracting Ltd., with revised Schedule C dated for reference June 1, 2007.

4.	Non-replaceable log provision agreement dated for reference May 25, 2006 between PTL and Newland Enterprises Ltd., with revised Schedule C dated for reference June 1, 2007.

5.	Log purchase agreement FSJ-07-LPA-06 effective February 9, 2007 between PTL and 0774748 BC Ltd.

6.	Log purchase agreement FSJ-07-LPA-05 effective February 1, 2007 between PTL and Kim Lodge.

7.	Log purchase agreement no. 07-06 effective June 5 2007 between PTL and Stones Bay Holdings Ltd.

8.

Chip supply agreement dated for reference the 25th day of April, 2005 between PTL and Canadian Forest Products Ltd., as assigned by Canadian Forest Products Ltd. to Canfor Pulp Limited Partnership, with letter agreement between Canfor Pulp Limited Partnership and PTL dated for reference August 31, 2006.

9.	Fibre purchase and sale agreement made in June, 2005 between PTL and Premium Pellet Ltd.

10.	Log purchase agreement between Fall River Logging and PTI.

11.	Log purchase agreement between Brave Holdings and PTI.

12.	Log purchase agreement between 0701308 BC Ltd and PTL.

13.	Log purchase agreement between Allwood Products and Pope & Talbot, Ltd.

14.	Service agreement between Artisan Reforestation Ltd. and Pope & Talbot Ltd.

15.	Log purchase agreement between Necoslie River Ranch and PTL.

16.	Log purchase agreement between Tanizul Timber and PTL.

B.	Leases

Fort St. James

1.	Lease agreement dated 05/05/2005 between PTL and Interior Lift Truck Services Inc. d.b.a. Leavitt Machinery.

2.	CAT financial lease agreement dated as of 05/01/2005 between PTL and Caterpillar Financial Services Limited for a Caterpillar log loader together with Weldco Grapple S/N 1-33180-1, with floating rate addendum, with equipment lease/rental agreement dated January 11, 2002 between Finning International Inc. and Canadian Forest Products Ltd., as amended by letter agreement dated April 7, 2003.

3.	Lease agreement between GE Vehicle and Equipment Leasing, GE Fleet Services business division and Canadian Forest Products Ltd., as amended and assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement (undated).

C.	Other Agreements

Fort St. James

1.	Firm service agreement no. F1-569-B-00 between PTL and Westcoast Energy Inc., carrying on business as Duke Energy Gas Transmission (“Westcoast”), as amended by assignment and amending agreement among PTL, Avista Energy Canada, Ltd. and Westcoast.

2.

Agreement no. 1773 dated October 30, 1973 between Takla Forest Products Ltd. and BC Rail Partnership, as assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement dated the 25th day of April, 2005.

3.

Agreement no. 2483 dated November 19, 1987 between Canadian Forest Products Ltd. and BC Rail Partnership, as assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement dated the 25th day of April, 2005.

4.

Siding agreement no. TS203 dated February 23, 1970 between Pacific Great Eastern Railway Company and Takla Forest Products Limited, as amended, as assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement dated the 25th day of April, 2005.

5.	Licence agreement made the 25th day of April, 2005 between Canadian Forest Products Ltd. and PTL.

6.	Agreement between Pitney Bowes and Canadian Forest Products dated July 1, 2003.

7.	Forests for Tomorrow Program agreement between PriceWaterHouseCoopers LLP and PTL, dated for reference April 1, 2007.

8.	Grading agreement between Barr Contracting and PTI.

9.	Janitorial agreement between Sues Janitorial and PTI.

10.	Janitorial agreement between S.P. Janitorial and PTI.

11.	Service agreement between FSJ Forestry Services and PTL.

12.	Photocopier lease between Konica Minolta and PTL.

13.	Forestry services agreements between Newland Enterprises Ltd. and PTL.

14.	Service agreement between Northern Millitech Inc. and PTL.

15.	Service agreement between Picea Forestry Services and PTL.

16.	Service agreement between RC Contracting and PTL.

17.	Service agreement between Stuart Lake Forest Associates and PTL.

18.	Service agreement between Stuart River Holdings and PTL.

19.	Services contract between Terra Pro GPS Surveys Limited and PTL.

20.	Supply agreement between The Silvagro Partnership and PTL.

D.	Shared Contracts[1]

1.	Lease agreement entered into as of February 3, 2005 between ARI Fleet LT and Automotive Rentals, Inc. and PTI with related schedules.

2.	Master lease agreement dated April 22, 2004 between Canadian Western Bank and PTL and related schedules.

3.	Vehicle lease agreement dated June 1, 2000 between GE Capital Vehicle and Equipment Leasing Inc. and PTL with associated subleases.

4.	Lease agreement between GE Vehicle and Equipment Leasing, GE Fleet Services business division, and Canadian Forest Products Ltd., as amended and assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement.

5.	Lease no. 4240474-001 between GE VFS Canada Limited Partnership and Canadian Forest Products Ltd., as assigned by Canadian Forest Products Ltd. to PTL by assignment agreement made the 25th day of April, 2005 between GE VFS Canada Limited Partnership and Canadian Forest Products Ltd. and PTL.

[1]	To the extent these contracts relate to the Business, schedules thereto will be identified.

6.	Vehicle lease agreement dated July 5, 2004 between Leavitt Machinery General Partnership, dba Leavitt Machinery and PTL.

7.	Vehicle lease agreement dated January 29, 2007 between Leavitt Machinery General Partnership, dba Leavitt Machinery and PTL.

8.	Lease agreement dated July 5, 2004 and May 5, 2005 between PTL and Interior Lift Truck Services Inc. d.b.a. Leavitt Machinery.

9.	Winthrop Financial Services lease agreement PO01205 dated February 1, 2005 and related schedules.

10.	Master Lease Agreement between IBM Credit Corporation and PTI, dated August 3, 1995 and related schedules.

11.	Master Lease Agreement between GE Capital Technology Management Services Inc. and PTL, dated December 10, 1997, as amended on March 31, 2003 and related schedules.

Section 3.12(b)

Defaults

None.

Section 5.02

Conduct of Business Prior to the Closing

The Seller intends to enter into and renew contracts of the type and nature of those set forth in Section 3.12(a) of this Disclosure Schedule in the ordinary course of the Business after the date hereof and before the Closing Date.

Section 6.03

Collective Agreements

1.

Collective Agreement effective July 1, 2003 to June 30, 2009 between Canadian Forest Products Ltd. and IWA – Canada, C.L.C., Local 1-424, as supplemented by Supplement Nos. 1 to 10, as assigned by Canadian Forest Products Ltd. to PTL by assignment and assumption agreement dated the 25th day of April, 2005.

EXHIBIT 1.01(a)

FORM OF BILL OF SALE

BILL OF SALE AND INSTRUMENT OF ASSIGNMENT OF ASSETS AND

ASSUMPTION OF LIABILITIES

BILL OF SALE AND INSTRUMENT OF ASSIGNMENT OF ASSETS AND ASSUMPTION OF LIABILITIES, dated as of             , 2008 (this “Bill of Sale and Instrument of Assignment and Assumption”), from Pope & Talbot, Inc., a corporation organized under the laws of the State of Delaware, Pope & Talbot Ltd., a corporation organized under the federal laws of Canada (collectively, the “Sellers”), to PT Pindo Deli Pulp and Paper Mills (the “Purchaser”), an Indonesian corporation.

WHEREAS, the Sellers and the Purchaser have entered into an Asset Purchase Agreement, dated as of February 5, 2008 (as may be amended from time to time, the “Asset Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement), pursuant to which the Sellers have agreed to sell, assign and transfer to the Purchaser, and the Purchaser has agreed to purchase and acquire from the Sellers the Purchased Assets and to assume the Assumed Liabilities; and

WHEREAS, the execution and delivery of this Bill of Sale and Instrument of Assignment and Assumption by the Sellers and the Purchaser is required by Sections 2.07(b) and 2.08(b) of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser do hereby agree as follows:

1. Sale and Assignment of Assets and Properties. The Sellers hereby sell, assign, transfer, convey and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest of the Sellers free and clear of all Liens (except Permitted Encumbrances other than Mechanics Liens) in and to the Purchased Assets.

2. Assignment and Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Purchaser hereby assumes, and agrees to timely pay, perform and discharge in accordance with their terms, the Assumed Liabilities.

3. Further Action. The Sellers shall, at the request of the Purchaser, use commercially reasonable efforts to timely execute and deliver any additional documents and perform such additional acts that may be necessary, proper and advisable under applicable Law to grant, sell, convey, assign, transfer, set over to or vest in the Purchaser any of the Purchased Assets.

4. No Third Party Beneficiaries. This Bill of Sale and Instrument of Assignment and Assumption shall be binding upon and inure solely to the benefit of the parties to the Asset Purchase Agreement and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale and Instrument of Assignment and Assumption.

5. Interpretation. The respective rights of Sellers, on the one hand, and Purchaser, on the other, with respect to the Purchased Assets sold, transferred, assigned and conveyed hereby and the assumption of the Assumed Liabilities hereunder shall be governed exclusively by the Asset Purchase Agreement, and nothing in this Bill of Sale and Instrument of Assignment and Assumption shall alter any liability or obligations arising under the Asset Purchase Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the parties with respect to the rights and obligations sold, transferred, assigned, conveyed and assumed hereunder. If there is any conflict or inconsistency between the provisions of the Asset Purchase Agreement and this Bill of Sale and Instrument of Assignment and Assumption, the provisions of the Asset Purchase Agreement shall govern.

6. Governing Law. This Bill of Sale and Instrument of Assignment and Assumption shall be governed by the Laws of the State of New York, and to the extent applicable, the Bankruptcy Code and CCAA.

7. Joint and Several. Where the Sellers consist of more than one entity, the parties hereby covenant and agree that all of the entities that comprise the Sellers shall be jointly and severally liable for all obligations of the Sellers pursuant to this Bill of Sale and Instrument of Assignment and Assumption.

8. Counterparts. This Bill of Sale and Instrument of Assignment and Assumption may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, this Bill of Sale and Instrument of Assignment and Assumption has been duly executed by the Sellers as of the date first above written.

POPE & TALBOT, INC.

By:
Name:
Title:

POPE & TALBOT LTD.

By:
Name:
Title:

EXHIBIT 1.01(b)

FORM OF OMNIBUS ASSIGNMENT OF LEASE

OMNIBUS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

OMNIBUS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT, dated as of             , 2008, by and between Pope & Talbot, Inc.; Pope & Talbot Ltd. (collectively, “Assignor”) and PT Pindo Deli Pulp and Paper Mills (“Assignee”).

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement (as may be amended from time to time, the “Asset Purchase Agreement”), dated as of February 5, 2008, by and between Assignor and Assignee.

WHEREAS, Assignor and Assignee have entered into the Asset Purchase Agreement pursuant to which the Assignor has agreed to sell, transfer, and assign to the Assignee the leases and subleases set forth in Schedule A hereto (collectively, the “Leases”) and the Assignee has agreed to assume certain obligations under the Leases, arising and relating to the period from and after the date hereof;

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, in consideration of the representations, warranties and covenants contained in the Asset Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to enter into this Omnibus Assignment and Assumption of Lease Agreement on the terms set forth herein.

KNOW ALL PERSONS BY THESE PRESENTS, that Assignor does hereby sell, convey, assign, transfer and deliver to the Assignee, and the Assignee does hereby purchase, acquire and accept from the Assignor, all right, title and interest of the Assignor in, to and under the Leases (including, for greater certainty, all rights, privileges, and options contained in the Leases), free and clear of all Liens (except Permitted Encumbrances other than Mechanics Liens),

TO HAVE AND TO HOLD the same, unto Assignee, its successors and assigns forever and absolutely.

Assignee hereby assumes and agrees to pay, discharge and perform all Liabilities under the Leases, arising and relating to the period from and after the Closing Date subject to any defenses or claimed offsets of the Assignee asserted in good faith against the obligee to whom such liabilities or obligations are owed, on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

The respective rights of Assignor, on the one hand, and Assignee, on the other, with respect to the rights under the Leases sold, transferred, assigned, set over and conveyed hereby and the obligations under the Leases shall be governed exclusively by the Asset Purchase

Agreement, and nothing in this Omnibus Assignment and Assumption of Lease Agreement shall alter any or result in any additional liability or obligations arising under the Asset Purchase Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties, liabilities and obligations of the parties with respect to the rights, liabilities and obligations assigned and assumed hereunder. If there is any conflict or inconsistency between the provisions of the Asset Purchase Agreement and this Omnibus Assignment and Assumption of Lease Agreement, the provisions of the Asset Purchase Agreement shall govern.

This Omnibus Assignment and Assumption of Lease Agreement shall be binding upon and shall inure to the benefit of, Assignee and Assignor and their respective successors and permitted assigns, and shall survive the execution and delivery hereof. This Omnibus Assignment and Assumption of Lease Agreement is not intended and shall not be construed to confer upon any Person, other than Assignor and Assignee, any rights or remedies hereunder.

The Assignor hereby covenants and agrees that all of the entities that comprise the Assignor shall be jointly and severally liable for all obligations of the Assignor pursuant to this Omnibus Assignment and Assumption of Lease Agreement.

The Assignor shall, at the request and expense of the Assignee, use commercially reasonable efforts to timely execute and deliver any additional documents and perform such additional acts that may be necessary, proper, or advisable under applicable Law to sell, transfer and assign the Leases to the Assignee and assist the Assignee in the registration, recordation or perfection of this Omnibus Assignment and Assumption of Lease Agreement and any Leases and any specific assignment of any particular Lease.

This Omnibus Assignment and Assumption of Lease Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA.

No waiver, modification or change of any of the provisions of this Omnibus Assignment and Assumption of Lease Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

This Omnibus Assignment and Assumption of Lease Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, to the extent each below entity is an Assignee or Assignor with respect to the Leases, Assignee and Assignor have caused this Omnibus Assignment and Assumption of Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

POPE & TALBOT, INC.

By:
Name:
Title:

POPE & TALBOT LTD.

By:
Name:
Title:

PT PINDO DELI PULP AND PAPER MILLS

By:
Name:
Title:

Schedule A

Leases

[To be attached]

EXHIBIT 1.01(c)

SELLER’S KNOWLEDGE

Harold Stanton, President and Chief Executive Officer;

Neil Stuart, Vice President and Chief Financial Officer;

Cliff Tuttle, General Manager, Wood Products Division; and

Ken Taylor, Vice President, Woodlands.

EXHIBIT 2.04

FORM OF DEPOSIT ESCROW AGREEMENT

DEPOSIT ESCROW AGREEMENT

THIS DEPOSIT ESCROW AGREEMENT (this “Deposit Escrow Agreement”) dated as of             , 2008 by and among Pope & Talbot, Inc., a corporation organized under the laws of the State of Delaware and Pope & Talbot Ltd. (“PTL”), a corporation organized under the federal laws of Canada (collectively, the “Sellers”), PT Pindo Deli Pulp and Paper Mills, an Indonesian corporation (the “Purchaser”), and Deutsche Bank Trust Company Americas, a New York corporation, as escrow agent (the “Escrow Agent”). Capitalized terms used but not otherwise defined in this Deposit Escrow Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, this Deposit Escrow Agreement is being entered into pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of             , 2008, by and among the Sellers and the Purchaser;

WHEREAS, in accordance with the Asset Purchase Agreement, the parties desire to establish an escrow to secure the payment of the Purchaser’s Deposit pursuant to Section 2.05 of the Asset Purchase Agreement;

WHEREAS, the Escrow Agent is willing to act as the escrow agent under this Deposit Escrow Agreement to hold certain funds designated herein as the “Escrow Fund” in an escrow account (the “Escrow Account”); and

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, the parties have agreed to enter into this Deposit Escrow Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Deposit Escrow Agreement the parties hereto agree as follows:

ARTICLE I

ESCROW PROVISIONS

1.1 Appointment and Agreement of Escrow Agent. The Sellers and the Purchaser hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Deposit Escrow Agreement.

1.2 Establishment of the Escrow Fund. (a) Simultaneously with the execution of this Deposit Escrow Agreement, Purchaser has delivered the amount of $[            ] (the “Purchaser’s Deposit”) to the Escrow Agent to be held in the Escrow Account (together with all interest, accretion in principal or other income or gain realized upon the amounts, the “Escrow Fund”). The Escrow Fund shall not be subject to a lien or attachment by any creditor of any party hereto and shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of any party hereto owing to the Escrow Agent in any capacity.

1

(b) The Sellers and the Purchaser hereby agree that the Escrow Fund shall be initially invested into the JPMorgan Fleming US Dollar Treasury Liquidity Fund - #1365. During the term of this Deposit Escrow Agreement, the Escrow Agent shall invest and reinvest the Escrow Fund in any of the following investments, in each case at the written direction of an Authorized Person (as hereinafter defined) of both the Sellers and the Purchaser:

(i)	money market or mutual funds registered under the Investment Act of 1940;

(ii)	commercial paper (having original maturities of not more than 270 days) of any corporation which on the date of acquisition has been rated by any nationally recognized statistical rating organization in its highest short-term unsecured debt rating category available;

(iii)	direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or

(iv)	time deposits with any commercial bank that is a member of the Federal Reserve System.

(c) The Escrow Agent shall have no obligation to invest or reinvest the Escrow Fund if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) of such day of deposit. Instructions received after 11:00 a.m. (E.S.T.) will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund. Any interest or other income received on such investment and reinvestment of the Escrow Fund shall become part of the Escrow Fund and any losses incurred on such investment and reinvestment of the Escrow Fund shall be debited against the Escrow Fund. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Fund shall be invested in JPMorgan Fleming US Dollar Treasury Liquidity Fund - #1365. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release the Escrow Fund pursuant to Section 1.6 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

2

1.3 Purpose of the Escrow Fund. Subject to the terms and conditions of this Deposit Escrow Agreement, the Escrow Agent shall hold the Escrow Fund to secure certain payment obligations pursuant to Section 2.05 of the Asset Purchase Agreement.

1.4 Maintenance of the Escrow. (a) The Escrow Agent shall continue to maintain the Escrow Fund, as the case may be, until the earlier of: (i) the time at which there shall be no funds in such Escrow Fund (through any payment made pursuant to Section 1.6 hereof) and (ii) the termination of this Deposit Escrow Agreement.

(b) Notwithstanding any other provision of this Deposit Escrow Agreement to the contrary, at any time prior to the termination of the Escrow Fund, the Escrow Agent shall, if so instructed by a Joint Notice (as defined below), pay from the Escrow Fund to the Sellers or the Purchaser, as directed in such Joint Notice, the amount of cash so instructed.

1.5 Rights of Ownership. Neither the Escrow Fund nor any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Purchaser or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Purchaser, prior to the delivery to the Purchaser of the Escrow Fund as provided herein, unless specifically agreed to in writing by the Sellers.

1.6 Payments from the Escrow Fund.

(a) At any time prior to the Closing Date, in the event that the Asset Purchase Agreement is terminated by the Sellers or the Purchaser for any of the reasons set forth in Section 8.01(a), (b), (d) or (e) thereof, the Sellers and the Purchaser shall promptly notify the Escrow Agent in writing (a “Joint Notice”) to such effect, and the Escrow Agent shall, as promptly as practicable after its receipt of such Joint Notice, liquidate all investments in the Escrow Account and pay in full to the Purchaser, by wire transfer in immediately available funds, all such amounts as shall be received upon the liquidation of such investments immediately upon receipt of such amounts by the Escrow Agent;

(b) At any time prior to the Closing Date, if the Asset Purchase Agreement is terminated by the Sellers for the reason set forth in Section 8.01(c) thereof, the Sellers and the Purchaser shall provide a Joint Notice to the Escrow Agent to such effect, and the Escrow Agent shall, as promptly as practicable after its receipt of such Joint Notice, liquidate all investments in the Escrow Account and pay in full to PTL, on behalf of the Sellers, by wire transfer in immediately available funds, all such amounts as shall be received upon the liquidation of such investments immediately upon receipt of such amounts by the Escrow Agent; or

(c) At the Closing, the Escrow Agent shall liquidate all investments in the Escrow Account and transfer all such amounts as shall be received upon the liquidation of such investments to the Purchase Price Bank Account, by wire transfer in immediately available funds.

1.7 Term of Deposit Escrow Agreement. This Deposit Escrow Agreement shall terminate upon the later of (1) distribution by the Escrow Agent of the Escrow Fund held in the Escrow Account and (2) the Closing Date.

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1.8 Escrow Agent.

(a) Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which any of the Sellers or the Purchaser is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Deposit Escrow Agreement) from the Sellers or the Purchaser. Except as provided in this Deposit Escrow Agreement and except for the Escrow Agent’s bad faith, intentional misconduct or gross negligence, the Escrow Agent shall have no liability or obligation with respect to the Escrow Fund. The Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Fund in accordance with the terms of this Deposit Escrow Agreement. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in written documentation executed by the Sellers and/or the Purchaser provided to the Escrow Agent. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Sellers, on the one hand, and Purchaser, on the other hand, shall each promptly pay, upon demand, 50% of the reasonable fees and expenses of any such counsel. All instructions to the Escrow Agent shall be in writing.

(b) Reliance by Escrow Agent. The Escrow Agent may rely upon any order, judgment, certification, demand, notice or instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Deposit Escrow Agreement. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile or other form of electronic or data transmission, the Escrow Agent shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Sellers or the Purchaser or is not in the form the Sellers or the Purchaser sent or intended to send (whether due to fraud, distortion or otherwise); provided, however, that the Escrow Agent shall not have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the bad faith, gross negligence or intentional misconduct of the Escrow Agent.

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(c) Indemnification. From and at all times after the date of this Deposit Escrow Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and its officers, directors, employees, representatives and agents from and against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against Escrow Agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Deposit Escrow Agreement or any transactions contemplated herein, whether or not the Escrow Agent is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Escrow Agent shall not have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the bad faith, gross negligence or intentional misconduct of the Escrow Agent. All of the losses, damages, costs and expenses of Escrow Agent pursuant to this Section 1.8(c) shall be payable 50% by the Sellers and 50% by the Purchaser upon demand by Escrow Agent. The obligations under this Section 1.8(c) shall survive any termination of this Deposit Escrow Agreement and the resignation or removal of Escrow Agent. Nothing contained in this Section 1.8 shall impair, limit, modify or affect the rights of the Sellers and the Purchaser, as between themselves.

(d) Disputes and Conflicting Claims. In the event of any dispute between or conflicting claims between the Sellers on the one hand and the Purchaser on the other, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to the Escrow Fund so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Sellers or the Purchaser for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties.

(e) Provision of Statements. The Escrow Agent shall provide to the Sellers and the Purchaser monthly statements identifying transactions, transfers or holdings of the Escrow Fund and each such statement shall be deemed to be correct and final upon receipt thereof by the Sellers and the Purchaser unless the Escrow Agent is notified in writing by the Sellers or the Purchaser to the contrary within thirty (30) Business Days of the date of such statement.

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(f) Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving twenty (20) Business Days’ prior written notice to the Sellers and the Purchaser or may be removed, with or without cause, by the Sellers and the Purchaser, acting jointly, at any time by the giving of seven (7) Business Days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, the Sellers and the Purchaser mutually shall agree upon and appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1,000,000,000, unless waived by the Sellers and the Purchaser, which shall agree in writing to be bound by the terms of this Deposit Escrow Agreement. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Deposit Escrow Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Deposit Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Deposit Escrow Agreement. If the Sellers and the Purchaser are unable to agree upon a successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid 50% by the Sellers and 50% by the Purchaser.

(g) Fees of Escrow Agent. All fees and costs of the Escrow Agent, including the normal and usual costs of administering the Escrow Account shall be paid 50% by the Sellers and 50% by the Purchaser. In the event that the conditions of this Deposit Escrow Agreement are not promptly fulfilled or that the Escrow Agent renders any service hereunder not provided for herein or that there is any assignment of any interest in the subject matter of the Escrow Fund or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services. The obligations under this Section 1.8(g) shall survive any termination of this Deposit Escrow Agreement and the resignation or removal of the Escrow Agent.

ARTICLE II

GENERAL PROVISIONS

2.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.1):

if to the Seller:

c/o Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, Oregon 97201

USA

Telecopy: (503) 220-2758

Attention: R. Neil Stuart, Chief Financial Officer

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with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

USA

Telecopy: (212) 848-7179

Attention: Fredric Sosnick

                  Christa A. D’Alimonte

if to the Purchaser:

PT Pindo Deli Pulp and Paper Mills

Plaza BII, Tower II, 7th Floor

Jolan M.L. Thamrin No. 51

Jakarta 10350

Republic of Indonesia

Telecopy: (62-21) 392 9001-3

Attention: Raymond Liu

with a copy to:

McCarthy Tétrault LLP

Barristers & Solicitors

P.O. Box 10424, Suite 1300

777 Dunsmuir Street

Vancouver, British Columbia

V7Y 1K2

Telecopy: (604) 643-7949

Attention: Jim Titerle

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if to the Escrow Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, MS NYC 60-2710

New York, NY 10005

Attention: Manager, Escrow Team

Phone:    (212) 250-5845

Fax:         (212) 578-4593

2.2 Parties Bound by Agreement. The terms, conditions and obligations of this Deposit Escrow Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Except as hereinafter provided, without the prior written consent of the other parties, no party may assign such party’s rights, duties or obligations hereunder or any part thereof to any other person or entity.

2.3 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

2.4 Headings. The headings of the Articles and Sections of this Deposit Escrow Agreement are inserted for convenience only and shall not be deemed to constitute part of this Deposit Escrow Agreement or to affect the construction hereof.

2.5 Amendment. This Deposit Escrow Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers, the Purchaser and the Escrow Agent or (b) by a waiver in accordance with Section 2.6.

2.6 Waiver. Any party to this Deposit Escrow Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the agreements of the other parties or conditions to such other parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Deposit Escrow Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

2.7 Governing Law. This Deposit Escrow Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code and the CCAA. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Deposit Escrow Agreement and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the

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Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Deposit Escrow Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 2.1 hereof (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York Law).

2.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEPOSIT ESCROW AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS DEPOSIT ESCROW AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.8.

2.9 No Limitation. The parties agree that the rights and remedies of any party under this Deposit Escrow Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Asset Purchase Agreement or otherwise.

2.10 Severability. If any term or other provision of this Deposit Escrow Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Deposit Escrow Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Deposit Escrow Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Deposit Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Deposit Escrow Agreement are consummated as originally contemplated to the greatest extent possible.

2.11 Exclusions. The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any agreement or undertaking among the undersigned or any of them, or between the undersigned or any of them and other persons, including, but not limited to, the Asset Purchase Agreement or any agreement or undertaking which may be evidenced by or disclosed by the Escrow Fund, it being the intention of the parties that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions thereof.

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2.12 Absence of Third Party Beneficiary Rights. This Deposit Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Deposit Escrow Agreement.

2.13 Tax Matters. Each of the Sellers and the Purchaser agree that any income earned from the investment of the Escrow Amount shall be reported as income of PTL, on behalf of the Sellers, for all Tax purposes. Each of PTL and the Purchaser shall provide the Escrow Agent with its taxpayer identification number documented by an appropriate IRS Form W-8 or W-9 upon execution of this Deposit Escrow Agreement. Any payments of income pursuant to this Deposit Escrow Agreement shall be subject to all applicable withholding and information reporting requirements.

2.14 Counterparts. This Deposit Escrow Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

2.15 USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act the Escrow Agent, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Deposit Escrow Agreement agree that they will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

2.16 Authorized Persons. For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Sellers and the Purchaser designated on Schedule I hereto (each such representative, an “Authorized Person”), as such schedule may be updated from time to time.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Deposit Escrow Agreement to be executed as of the date first above written.

SELLERS

POPE & TALBOT, INC.

By:
Name:
Title:

POPE & TALBOT LTD.

By:
Name:
Title:

[Signature Page to Deposit Escrow Agreement]

PURCHASER

PT PINDO DELI PULP AND PAPER MILLS

By:
Name:
Title:

ESCROW AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Deposit Escrow Agreement]

Schedule I

Authorized Representatives of Sellers

	Name	Title	Specimen Signature
1.

2.

3.

Authorized Representatives of Purchaser

	Name	Title	Specimen Signature
1.

2.

3.

EXHIBIT 6.01

EMPLOYEES

All Employees who ordinarily provide services at the Mill (on substantially the same terms and conditions as in effect prior to the Closing) and, in the Purchaser’s sole discretion, any Employees who ordinarily provide services at the Portland Premises (on the terms and conditions as determined by the Purchaser).